CODE OF ETHICS

October 2024

MOERUS CAPITAL MANAGEMENT, LLC

MOERUS CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

I.	INTRODUCTION

Moerus Capital Management (“Moerus,” the “Firm” or the “Adviser”) has established this Code of Ethics (“COE”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). As an investment adviser, the Firm has an undivided duty of loyalty to act solely in the best interests of the Mutual Fund, the Private Fund, and any Separately Managed Accounts (“Advisory Clients”), an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where the Firm’s interests may conflict with those of its Advisory Clients. In carrying on its daily affairs, the Firm and all Firm Personnel (also known as “Access Persons”), shall act in a fair, lawful and ethical manner, in accordance with the rules and regulations imposed by the Firm’s governing regulatory authority.

The COE has also been adopted by the Firm in the context as an adviser to a Registered Investment Company (or, “RIC”) under Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”). The COE reinforces fiduciary principles and sets forth standards of conduct in connection with advising investment companies that are registered under the 1940 Act, including the obligation to put the interests of Advisory Clients first, restrictions on personal trading and reporting of personal securities transactions and holdings. Additionally, the Firm will:

●	provide a copy of the COE and changes thereof to the Chief Compliance Officer (“Trust CCO”) of the Northern Lights Fund Trust IV (“Trust”) and the Board of Trustees/Directors when requested;

●	provide a copy, with reasonable notice, of any material changes to the COE; and provide periodic certifications and reports to the Investment Company regarding the COE and any violations thereof as requested.

In addition, Rule 17j-1 under the 1940 Act also requires each investment adviser to a RIC to adopt a written code of ethics containing provisions reasonably necessary to prevent the Adviser and its Employees from:

●	Employing any device, scheme or artifice to defraud the RIC;

●	Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

●	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

●	Engaging in any manipulative practice with respect to the RIC.

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As required by Rule 17j-1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of the RIC, a written report that:

●	Describes any issues arising under the COE or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the COE or procedures and sanctions imposed in response to the material violations; and

●	Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the COE.

All Firm personnel should review the COE, as well as the Firm’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to Advisory Client services. Each employee must acknowledge they have received and read, and confirm compliance with the COE by electronically signing the COE Acknowledgement.

This COE establishes rules of conduct for Access Persons and should be read in conjunction with the Firm’s current Compliance Manual. Any terms that are not predefined here have the meaning ascribed to them in Moerus’ current version of the Compliance Manual, as amended from time to time. To the extent that any term within the Firm’s Compliance Manual, or any other Firm policy, is inconsistent with any term contained within the COE, the COE shall control.

The COE is based on the principle that Moerus and its Access Persons owe a fiduciary duty to Moerus’ Advisory Clients. This requires all Moerus employees to conduct their affairs, including personal securities transactions, in such a manner as to (i) avoid serving their own personal interests ahead of clients, (ii) avoid taking inappropriate advantage of their position with the Firm, (iii) avoid abusing their position of trust and responsibility, and (iv) mitigate and, to the fullest extent possible, avoid any actual or potential conflicts of interest with clients.

High ethical standards are essential for the success of Moerus to maintain the confidence of Advisory Clients. The objective of this COE is to subject all business dealings and securities transactions undertaken by Access Persons, whether for Advisory Clients or for personal purposes, to the highest ethical standards. Moerus expects its personnel to premise their conduct on fundamental principles of openness, integrity honesty and trust. Moerus is of the view that its long-term business interests are best served by adherence to the principle that Advisory Clients’ interests come first.

In meeting its fiduciary responsibilities to its clients, Moerus expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Moerus. Compliance with the provisions of the COE shall be considered an important condition of employment with Moerus. The Firm’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing in the investment community could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our Advisory Clients. You are urged to seek the advice of the Chief Compliance Officer (“CCO”), for any questions about the COE or the application of it to your individual circumstances. Employees should also understand that a material breach of the provisions of the COE may constitute grounds for disciplinary action, including termination of your employment or relationship with Moerus.

The provisions of the COE are not all-inclusive. Rather, they are intended as a guide for your conduct. In those situations where you may be uncertain as to the intent or purpose of the COE,

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you should consult with the CCO. The CCO may grant exceptions to certain provisions contained in the COE only in those situations when it is clear that the interests of Moerus’ Advisory Clients have not and/or will not be inappropriately affected. All questions arising in connection with personal securities trading should be resolved in favor of the client—even at the expense of the interests of Firm or its Access Persons.

II.	MYCOMPLIANCEOFFICE REGULATORY TECHNOLOGY SYSTEM

Moerus utilizes the MyComplianceOffice (“MCO”) regulatory technology platform to streamline the collection, processing and retention of data related to the COE. Each Access Person will be provided access to the system and is expected to:

●	Become familiar with the system and its operations,

●	Complete electronic attestations, form submissions, etc. where applicable and on an as-required basis, and

●	Refer to the Policies and Procedures – Documents section of the platform for important reference material including the most recent Compliance Manual and COE.

III.	STATEMENT OF POLICIES

A.	Confidentiality

Moerus employees are expected to honor the confidential nature of company, Advisory Client and Investor affairs. Information designated as confidential shall not be communicated outside Moerus, other than to persons consulted on a confidential basis and shall only be communicated within Moerus on a “need to know” basis. Moerus employees must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning Moerus and its business relationships and must use such information in a prudent and proper manner in the best interests of Moerus and its clients. Moerus has adopted a separate Privacy Policy, with which all Moerus employees are expected to be familiar.

B.	Level of Care

Employees are expected to represent the interests of Moerus, its Advisory Clients and Investors in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings, including, but not limited to, compliance with all applicable federal securities and other applicable laws and regulations and to avoid illegal activities and other conduct specifically prohibited to its employees by Moerus. Accordingly, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client (a) to defraud or mislead an Advisory Client or Investor, (b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon an Advisory Client or Investor, or (c) to engage in any manipulative practice with respect to an Advisory Client or Investor or securities (such as price manipulation). Moerus places a high value on ethical conduct and challenges its employees to live up to its ethical ideal, not merely obey the letter of the law.

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C.	Fiduciary Duties

Moerus and its affiliates are fiduciaries with respect to its Advisory Clients. As such, all Moerus personnel have the following fiduciary duties:

1.	At all times to place the interests of Moerus’ Advisory Clients before their own and not to take inappropriate advantage of their positions, and

2.	To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. Conflicts of interest may arise where Moerus or its employees have reason to favor the interests of one Advisory Client over another Advisory Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Access Persons). Favoritism of one Advisory Client over another that would constitute a breach of fiduciary duty is strictly prohibited.

IV.	POLICIES AND PROCEDURES

In recognition of Moerus’ fiduciary obligations to its Advisory Clients and its desire to maintain its high ethical standards, Moerus has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material nonpublic information about securities recommendations made by Moerus or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

One goal is to allow Access Persons to engage in personal securities transactions while protecting its Advisory Clients, Moerus and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, the COE is designed to address those circumstances where such risks are likely to arise.

Adherence to the COE and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons (as applicable). If there is any doubt as to the propriety of any activity, employees should consult with the CCO, who is charged with the administration of this COE, has general compliance responsibility for Moerus and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The CCO may rely upon the advice of outside legal counsel.

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V.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Securities Accounts of Access Persons. A Personal Securities Account is defined as a personal investment or trading account of an Access Person or a related family member’s account, in which the purchase, sale or any other type of acquisition or disposition of Reportable Securities may be transacted. An Access Person’s Personal Securities Accounts may also include any investment or trading account over which an Access Person has direct or indirect influence or exercises control of or to which the Access Person provides investment advice.

The COE applies to all Personal Securities Accounts in which an Access Person has any Beneficial Ownership and to all Personal Securities Accounts maintained by or for:

1.	Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

2.	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

3.	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

4.	Any trust or other arrangement of which the Access Person or any member of the Access Person’s immediate family sharing the same household as the Access Person is a beneficiary; and

5.	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon receipt of this COE, each Access Person will be required to provide a comprehensive list of all Personal Securities Accounts or holdings to Moerus’ CCO or their designate (together, “Compliance”) on an initial and annual basis via the MCO system, as further described below.

B.	Access Person as Trustee. A Personal Securities Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

C.	Other Persons:

1.	Personal Securities Accounts of Other Access Persons. A Personal Securities Account of an Access Person that is managed by another Access Person is considered to be a Personal Securities Account only of the Access Person who has a Beneficial Ownership in the Personal Securities Account. The account is

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considered to be a client account with respect to the Access Person managing the Personal Securities Account.

2.	Solicitors/Consultants. Non-employee Solicitors or Consultants are not subject to this COE unless the Solicitor/Consultant, as part of his duties on behalf of Moerus, (i) makes or participates in the making of investment recommendations for Moerus’ clients, (ii) obtains information on recommended investments for Moerus’ Advisory Clients, or (iii) routinely has access to material non-public information regarding Moerus’ advisory business as a result of his/her duties on behalf of Moerus

3.	Client Accounts. A client account includes any account managed by Portfolio Personnel of Moerus, which is not a Personal Securities Account.

D.	Rescission

Notwithstanding any prior receipt of approval of a transaction in a Personal Securities Account, Compliance will review all such transactions(s) at their earliest convenience, and they reserve the right to cancel any transaction(s) upon review. For example, after reviewing any transaction where an Advisory Client and an Access Person have effectively traded the same security in close proximity to each other, the CCO may determine that in order to avoid even the appearance of impropriety, the Access Person’s transaction must be cancelled or any profits gained or losses avoided may be owed to the Advisory Client(s) even though all compliance requirements had been met.

VI.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Securities Account is not subject to a restriction contained in this COE or is otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions herein. Generally,

1.	No Access Person may knowingly directly or indirectly purchase or sell (long or short) for any Personal Securities Account any shares of a security that is owned in an Advisory Client account, the Access Person knows will be, or currently is being, recommended for purchase or sale or is being purchased or sold for the account of any Advisory Client. Compliance is responsible for monitoring Access Person’s personal trade accounts for any potential “front-running” by reviewing the timing of Access Persons’ transactions with Advisory Client transactions.

2.	No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Securities Account any shares of a security that is on Moerus’ “Restricted List.” The Restricted List can change on a daily basis and is maintained by the CCO. A security generally is admitted to the Restricted List when a transaction in a security takes place in an Advisory Client account. The Restricted List may also include securities which some form of research activity has commenced.

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3.	No Access Person may knowingly purchase or sell for any Personal Securities Account any security, directly or indirectly, in such a way as to adversely affect an Advisory Client’s transactions.

4.	No Access Person may use his or her knowledge of Advisory Client transactions to cause any Personal Securities Account to profit from the market effect of such transactions (or give such information to a third person who may so profit, except to the extent necessary to effectuate such Advisory Client transactions).

5.	No Access Person may purchase any security in an initial public offering (“IPO”) or (as defined in Rule 204A1(e)(6)) or in a limited offering (as defined in Rule 204A1(e)(7)) in a private offering conducted pursuant to Section 4(2) or 4(6) of the Securities Act of 1933 or Regulation D thereunder for any Personal Securities Account, without obtaining pre-clearance from the CCO.

B.	Pre-clearance of Transactions in Personal Securities Account. An Access Person must obtain the prior approval via Compliance before engaging in ANY transaction in a “Reportable Security” whatsoever in any of his or her Personal Securities Accounts. A “Reportable Security”[1] is any type of security except (i) a direct obligation of the U.S. Government; (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper and high quality short-term debt instrument, including a repurchase agreement; (iii) shares issued by a registered, open-end investment company for which Moerus does not act as investment adviser or sub-adviser; and (iv) direct obligations of foreign governments.

For the avoidance of doubt, the purchase or sale of any RIC Advised or Sub-Advised by Moerus requires the pre-approval by Compliance.

Additionally, digital currency assets (or equivalent) require pre-approval by Compliance and are deemed to be a Reportable Security for the purpose of this COE.

A request for pre-clearance must be made by submitting the appropriate form via the MCO system. Any approval given under this paragraph will remain in effect for the date approved. “Good-until-cancel” orders are only permitted if the transaction is executed within the approval window. The CCO (who may consult with outside compliance and/or legal counsel) will determine whether such approval should be given.

C.	Exemptions from Pre-Clearance. The following transactions will be exempt only from the pre-clearance requirement:

[1]	Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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1.	Purchases or sales that are non-volitional on the part of the Access Person, such as purchases made pursuant to a merger, tender offer, etc.

2.	Purchases or sales with respect to securities held in any Personal Securities Account over which the Access Person has no discretion over, i.e. financial advisor managed account, an investment club, etc.

3.	Transaction in securities that are non-Reportable Securities (i.e. treasury obligations, shares in mutual funds not managed by Moerus, etc.), as defined above.

D.	Minimum Holding Period. Each Reportable Security held by an Access Person is expected to be held for a minimum period of three (3) months (90 days) following the acquisition of the security. The CCO has the authority to grant exemptions to this minimum holding period for emergency circumstances upon appeal for such an exemption by an Access Person in writing the CCO. Any exemptions from this policy granted by the CCO will be recorded in writing and kept with the books and records of the compliance program.

E.	Excessive Trading. Moerus promotes employees’ and Access Persons’ focus on their on- going responsibilities as employees by discouraging short term trading. Moerus reserves the right to amend personal investing activities or otherwise restrict personal trading in Personal Securities Accounts if an employee’s trading activities may create a continuing or recurring conflict between such employee’s interests or performance of his or her responsibilities, obligations and time commitments to Moerus or its Advisory Clients. All Moerus Access Persons and employees are prohibited from engaging in Day Trading and Moerus reserves the right, in its discretion, to impose further restrictions from time to time on the trading activities of an employee.

VII.	REPORTING REQUIREMENTS

All Access Persons are required to submit to the CCO via the MCO regulatory technology platform (subject to the applicable provisions of Section VII. below) the following reports:

A.	Initial Holdings Report. Access Persons are required to provide the CCO with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

1.	The report must disclose all of the Access Person’s current Reportable Securities holdings with the following content for each Reportable Security in which the Access Person has any direct or indirect beneficial ownership:

a.	title and type of reportable security;

b.	ticker symbol or CUSIP number (as applicable);

c.	number of shares;

d.	principal amount of each reportable security.

2.	The report must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account and the date upon which the report was submitted.

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3.	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

4.	The date upon which the report was submitted.

5.	Access Persons should submit this form via the MCO system, to the CCO.

6.	Access Persons should upload copies of Personal Securities Account statements directly into the MCO system or establish a BrokerDirect relationship to have the statements automatically ingested into the MCO system.

B.	Annual Attestations and Holdings Report. Access Persons must provide Annual Attestations (pertaining to the COE and Compliance Manual) as well as Annual Holdings Reports of all current reportable securities holdings. This report is undertaken at least once during each 12-month period (the “Annual Holding Certification Date”) no later than 45 days from year-end. For purposes of this COE, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Report must comply with the requirements of Section VI.A.(1)(2), and (3) above. Access Persons should complete/submit the Annual Holdings Report via the MCO system. Review/approval of the form will be the responsibility of the CCO.

Annual Sexual Harassment Training. Access Persons are required to complete Sexual Harassment Training on an annual basis and to certify their compliance with the training requirement via an Attestation in MCO.

Annual Diversity, Equity & Inclusivity Training. Access Persons are required to complete Diversity, Equity & Inclusivity (DEI) training on an annual basis and to certify their compliance with the training requirement via an Attestation in MCO.

Annual Cybersecurity Training. Access Persons are required to complete Cybersecurity Training on an annual basis and to certify their compliance with the training requirement via an Attestation in MCO.

C.	Quarterly Attestation and Transaction Reports (Quarterly Attestation – SEC). Access Persons must also provide at least quarterly securities transaction reports as defined in Rule 204A-1(e)(2)) for each transaction in a Reportable Security that the Access Person has any direct or indirect beneficial ownership. Additionally, Access Persons are required to provide attestations pertaining to compliance with the COE and Compliance Manual. Currently, this requirement is satisfied by having monthly statements ingested into the MCO system. Additionally, Access Persons should complete/submit the quarterly attestation form via the MCO system.

1.	Content Requirements – Quarterly transaction report must include:

●	date of transaction;

●	title of Reportable Security;

●	ticker symbol or CUSIP number of Reportable Security (as applicable);

●	interest rate or maturity rate (if applicable);

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●	number of shares;

●	principal amount of Reportable Security;

●	nature of transaction (i.e., purchase or sale);

●	price of reportable security at which the transaction was effected;

●	the name of broker, dealer or bank through which the transaction was effected; and

●	the date upon which the Access Person submitted the report.

2.	Timing Requirements. Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

D.	Quarterly Attestation - Canada. Certain Access Persons who are actively involved with the Canadian Portfolio Manager registration with the Ontario Securities Commission will be required to complete a quarterly attestation with respect to their activities/disclosures/responsibilities in Canada. Currently, this requirement is satisfied by having the Access Persons complete/submit the attestation form via the MCO system.

E.	Quarterly Attestation – Foreside. Certain Access Persons who have securities licenses held by the Firm’s distributor (Foreside LLC) will be required to complete a quarterly attestation with respect to their activities/disclosures/responsibilities. Currently, this requirement is satisfied by having the Access Persons complete/submit the attestation form via the MCO system.

F.	Quarterly Attestation – Australia. As of April 2022, the Firm is able to undertake certain securities activities for Australian based Advisory Clients under an exemption from registration. The availability of this exemption is under review by the local regulator. Certain Access Persons who will have responsibility to manage the registration process in Australia (if needed) will be required to complete a quarterly attestation with respect to the Firms eligibility to continue activities under the current regulatory exemption. Currently, this requirement is satisfied by having the Access Persons complete/submit the attestation form via the MCO system.

G.	Outside Business Activities. Any business activity that an Access Person may be engaged in outside of their employment with the Firm, including but not limited to service as an officer, director, partner, employee, consultant, or independent contractor with any for profit or non-profit organization, whether investment related or not. Fraternal, religious, and charitable activities are normally excluded from the definition of an outside business activity, unless an Access Person’s position with such organization has control over the organization’s finances or investments.

H.	Disciplinary Reporting Questionnaire. Access Persons must complete an annual Disciplinary Reporting Questionnaire via the MCO system no later than 45 days from year end. Review/approval of the form will be the responsibility of the CCO.

I.	Political Contributions. Access Persons must obtain pre-approval for all political contributions. Access Persons should complete/submit the Political Contributions form via the MCO system. Review/approval of the form will be the responsibility of the CCO.

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J.	Gifts. Access Persons must obtain pre-approval for all gifts given and received. Access Persons should complete the Gifts form via the MCO system. Review/approval of the form will be the responsibility of the CCO. For the avoidance of doubt – inexpensive promotional items that include the company logo (pens, notebooks, umbrellas, etc.) are excluded from the definition of gift.

K.	Entertainment. All Access Persons are required to disclose all entertainment in excess of USD $75 per person. Access Persons must obtain pre-approval for all entertainment given and received in excess of USD $100 (If an entertainment event inadvertently crosses the USD $100 per person limit – this approval can be obtained post the event. Inadvertent entertainment in excess of USD $100 per person should be infrequent). Access Persons should complete the Entertainment form via the MCO system. Review/approval of the form will be the responsibility of the CCO.

L.	Entertainment – Foreside RRs. All Access Persons who are also Registered Representatives with Foreside LLC are required to disclose all entertainment (There is no minimum dollar amount for these individuals). Access Persons should complete the Entertainment form via the MCO system. Review/approval of the form will be the responsibility of the CCO.

M.	Non-Discretionary Authority – Personal Securities Accounts Managed by Third Parties. Access Persons must report and pre-clear all Personal Securities Accounts managed by third parties. If Compliance determines this to be a non-discretionary account (i.e. where full investment authority is granted to a third party), the Access Person will not be required to pre-clear or disclose the activity within the account. If Compliance determines that the Access Person retains some level of discretion over the account, it will be treated as a normal Personal Securities Account and require regular disclosure of holdings and trade activity.

Access Persons are required to complete the Personal Securities Account Managed by Third Party form via the MCO system to seek pre-approval for any non-discretionary accounts. Review/approval of the form will be the responsibility of the CCO.

Access Persons will be required to certify that they continue to exert no influence over any personal securities accounts certified as non-discretionary on a quarterly basis via an Attestation in MCO

VIII.	EXCEPTIONS FROM REPORTING

This Section sets forth exceptions from the requirements of this COE. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following will be exempt only from the reporting requirements:

A.	Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

B.	Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that Access Person has already provided to the CCO provided, that such broker trade confirm or account statements are

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provided to the CCO within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

IX.	GIFTS (BENEFITS) FROM THIRD PARTY BUSINESS CONTACTS

Access Persons are required to disclose all Gifts (with the exception of promotional items) using the appropriate form on the MCO system. The CCO, in their discretion, may require, among other things, that any such gifts are returned or that the third party be compensated (by the employee) for the value of the benefit received.

Moerus is of the view that its employees (and their family members) should not accept (in the context of their business activities for Moerus) excessive benefits or gifts. Giving and receiving cash (or cash equivalent such as gift or stored value cards) is strictly forbidden. Modest gifts and benefits, which would not be regarded by others as improper, may be accepted on an occasional basis, and would include nominal promotional items either given or received by Moerus employees. An employee should not accept any gifts or benefits that might influence the decisions that he or she must make in business transactions involving Moerus, or that others might reasonably believe would influence those decisions. All employees are required to notify the CCO of any such benefit or gift.

Any gift with a value in excess of USD $100 per person (i.e., if foreign currency, then US equivalent), irrespective of face value (e.g., a sporting event playoff ticket with a face value of $75 but a reasonably estimated market value of USD $500 would need to be reported) requires pre- approval from the CCO. Access Persons who are also Registered Representatives with Foreside LLC are prohibited from giving/accepting gifts in excess of USD $100.

Gifts from third parties that are received by Moerus in general, and not any one individual, are excluded from this policy unless deemed excessive by the CCO (in which case the CCO may opt to reject the gift(s)).

No gifts of any value may be provided to government officials or their immediate family members by Moerus or any Access Persons without the prior written approval of the CCO.

If the CCO identifies circumstances where an employee’s receipt of gifts becomes so frequent or extensive so as to raise any question of propriety, the CCO will review the facts of the situation and may rely upon the advice of legal counsel.

Compliance will maintain a log of gifts. Compliance will monitor the log to ensure adherence to the COE and identify the potential for conflicts of interest or the appearance thereof. The CCO has the authority to determine whether a gift is inappropriate and whether it must be returned or repaid.

Additional reporting requirements applicable to Access Persons who are also acting as Registered Representatives with Foreside LLC (i.e., hold a FINRA Series 63, Series 7, and/or Series 24 with Foreside). These individuals must keep a record and disclose all gifts to Foreside during their quarterly/annual attestation process.

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X.	ENTERTAINMENT WITH THIRD PARTY BUSINESS CONTACTS

Entertainment occurs when a Moerus representative joins a Third-Party Business Contact for a meal/ event – independent of which party pays for the event. Modest entertainment, which would not be regarded by others as improper, can be an acceptable method of furthering the business relationship with Advisory Clients and/or prospective Advisory Clients.

Access Persons are required to disclose any Entertainment that exceeds USD $75 per person using the form of notification provided on the MCO system. The CCO, in their discretion, may require, among other things, that any such entertainment are returned or that the third party be compensated (by the employee) for the value of the benefit received.

Any entertainment with a value in excess of USD $100 per person (i.e., if foreign, then US equivalent), irrespective of face value (e.g., a sporting event playoff ticket with a face value of USD $75 but a reasonably estimated market value of USD $500 would need to be reported) requires pre-approval from Compliance.

No meals or entertainment of any value may be provided to government officials or their immediate family members by Moerus or any Access Persons without the prior written approval of the CCO.

Entertainment from third parties that are received by Moerus in general, and not any one individual, are excluded from this policy unless deemed excessive by the CCO (in which case the CCO may opt to reject the entertainment(s)).

If the CCO identifies circumstances where an employee’s receipt of entertainment becomes so frequent or extensive so as to raise any question of propriety, the CCO will review the facts of the situation and may rely upon the advice of legal counsel.

Compliance will maintain a log of entertainment. Compliance will monitor the log to ensure adherence to the COE and identify the potential for conflicts of interest or the appearance thereof. The CCO has the authority to determine whether any entertainment is inappropriate and whether it must be returned or repaid.

Additional reporting requirements applicable to Moerus employees who are also acting as registered representatives with Foreside LLC (i.e., hold a FINRA Series 63, Series 7, and/or Series 24 with Foreside). These individuals must keep a record and disclose all entertainment to Foreside during their quarterly/annual attestation process. For the avoidance of doubt, entertainment below the USD $75 per person must also be disclosed by these individuals.

XI.	POLITICAL CONTRIBUTIONS AND PAYMENTS TO THIRD PARTY SOLICITORS

All political contributions require pre-approval. Employees wishing to make a political contribution subject to the de minimis provision noted below must submit the form via the MCO system prior to making the contribution.

“Pay-to-Play” is the practice of making political contributions and related payments to elected officials or candidates in order to influence the awarding of advisory contracts for management

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(i.e., public pension plans, or other government investment accounts). The SEC has charged investment advisers that engage in pay-to-play practices because such practices compromise a firm’s fiduciary obligation to put client interests first and treat all clients in a fair and equitable manner (no preferential treatment to a single client).

SEC Rule 206(4)-5 prohibits Moerus from receiving compensation, either directly or indirectly, for providing advisory services to a government client within two (2) years of any contribution made by the Firm or any of its employees to an elected official or candidate in a position to influence the investment activities of the government client. The Rule generally applies to state and/or local officials where Moerus seeks to conducts its business activities, and not with respect to federal officials. However, there is a de minimis provision that permits employees to make contributions of up to:

²	USD $350 per election per candidate where the contributor is entitled to vote, and

²	USD $150 per election per candidate where the contributor is not entitled to vote without triggering the two-year timeout.

Due to the restrictions put in place by the SEC’s rule, employees will be prohibited from making political contribution to any candidate in excess of the de minimis limits (which also includes contributions to any political action committees). All Employees are required to disclose all political contributions at least quarterly to the CCO in order to effectively monitor any employees engaging in pay-to-play practices.

XII.	ELECTRONIC COMMUNICATIONS AND SOCIAL NETWORKING

A.	Electronic Communications

It is Moerus’ policy that all firm communications, including communications with Advisory Clients and Investors, will always be professional in nature. In addition, employees are expected to comply with the policies listed below.

1.	All Firm, Advisory Client and/or Investor related electronic communications must be on the Firm’s systems and the use of personal email addresses and other personal electronic communications for Firm, Advisory Client or Investor communication is prohibited.

2.	If a form of communication lacks a retention method, then it is prohibited from use by the Firm to conduct business or to communicate with Advisory Clients or Investors.

3.	Emails and any other electronic communications relating to Moerus’ advisory services, Advisory Client and Investor relationships will be maintained and monitored by Compliance on a periodic basis through the sampling of emails and any other electronic communications, as set out in the Compliance Manual.

B.	Social Networking

Employees are prohibited from discussing or conducting Moerus’ business in chat rooms, blogs, wikis, list serves and other web-enabled links, social networking sites (i.e., Facebook,

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X (formerly Twitter), Snapchat, etc.) and in any other online media. These sites are allowed for personal networking and may not be used for any business-related purposes. The following guidelines must be followed:

1.	The site must be used solely for personal networking and not for soliciting Advisory Client or Investors, or for conducting Firm business.

2.	All information listed on the site must be limited to factual data, limited to your name, title, and contact information and may not contain any other information about Moerus.

3.	Employees cannot put any marketing content on the site.

4.	Employees may not provide or receive a recommendation or referral to or from any other person on the site with respect to the investment management services provided by Moerus.

5.	Employees may not use the email or messaging function on any site to conduct business or to solicit or communicate with Advisory Clients or Investors.

For the avoidance of doubt, Moerus does permit the limited use of LinkedIn under the following circumstances:

●	The information displayed is accurate, up-to-date and limited to Company Name, title and a brief description of job responsibilities.

●	The employee utilizes his/her corporate email address (XXXX@moeruscap.com) for any initial In-Mail contact.

●	If the Access Person has NOT opted-in to have Moerus capture their LinkedIn communications, then the following conditions apply:

○	Incoming email communications pertaining to work activities are immediately transitioned to his/her corporate email address (i.e., ongoing communications are undertaken via the corporate email address – not via the In-Mail function on LinkedIn).

○	The Access Person is permitted to “like” a post but is not permitted to create, comment on or share a post.

●	If the Access Person has opted-in to have Moerus capture their LinkedIn communications, then the following conditions apply:

○	The Access Person may use the site for business purposes.

○	The Access Person may use the In-Mail function on LinkedIn for business purposes.

○	The Access Person is permitted to “like”, create, comment on or share a post.

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XIII.	WHISTLEBLOWER AND ANTI-RETALIATION POLICY

Moerus has adopted this COE which requires its personnel to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. It is the responsibility of all personnel to comply with this COE and to report violations or suspected violations in accordance with the below provisions of the “Whistleblower Policy.”

A.	Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the COE, or any of Moerus’ related policies, you must immediately report that information to the CCO.

Alleged misconduct includes, but is not limited to:

●	Allegations of breach of confidentiality

●	Theft

●	Fraud

●	Misappropriation or misuse of funds or securities

●	Forgery

●	Unsuitable investments

●	Misrepresentation

●	Unauthorized trading

●	Other inappropriate financial dealings

B.	Investigations of Suspected Violations

All reported violations will be promptly investigated by the CCO. The CCO will document the investigation and any remedial actions taken. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

C.	Anti-Retaliation

No director, officer or employee or other personnel who in good faith reports a violation shall suffer harassment, retaliation or adverse employment consequence. An employee who retaliates against a person who has reported a violation in good faith is subject to discipline up to and including termination of employment.

XIV.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this COE must be promptly reported to the CCO who must report it to the executive management of Moerus. All employees are required to promptly report any violation of the COE as soon as they become aware of it to the CCO or, in the event the violation involves the CCO, to the Managing Members. Moerus expects Access Persons who violate this COE to report their own violations, especially if a violation is inadvertent or of a technical nature. In addition, with respect to the RIC, the CCO will promptly report to the Trust CCO and Board of Trustees any material violation and the steps taken to confirm the violation(s) do not happen again, including any sanctions levied.

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B.	Review of Transactions. Each Access Person’s transactions in his/her Personal Securities Accounts may be reviewed on a regular basis and compared to transactions entered into by Moerus for Advisory Clients. Any transactions that are believed to be a violation of this COE will be reported promptly to the CCO who must report them to the executive management of Moerus.

C.	Sanctions. Moerus, with advice from outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this COE has occurred, may impose such sanctions or remedial action that management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisers). These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Moerus, or criminal or civil penalties.

D.	Recordkeeping

In addition to the above, the COE currently in effect, or that at any time in the past six years was in effect, must be maintained by the Firm. Additionally, a copy of the executed Annual Acknowledgment of the Policies and Procedures of each Access Person who is currently, or within the past six (6) years was, an Access Person must be maintained by the Firm. Furthermore, the Firm is required to maintain a record of any violation of the COE (but this does not include any initial reports by employees that informed the Firm of a violation of Firm policies, procedures and/or COE), and of any action taken as a result of the violation.

In addition, the Firm shall maintain the following books and records:

●	Ongoing list of Access Persons.

●	Access Person Acknowledgement Form memorializing receipt of this COE.

●	Holdings Reports as discussed above.

●	Quarterly Transaction Reports as discussed above.

●	Quarterly Attestation Reports as discussed above.

●	Where relevant, record of any CCO decision to approve an Access Persons’ personal security transaction and the underlying rationale supporting that decision (if required).

●	Records of COE violations and any resulting remedial action, not including any “whistleblower” reports made by Access Persons.

XV.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this COE shall be treated as confidential to the extent permitted by law.

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XVI.	ACKNOWLEDGMENT

All Access Persons are required to provide Moerus with an electronic acknowledgment of their receipt of the COE and any amendments.

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